Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148968) of MedAssets, Inc. of our report dated March 5, 2008 relating to the financial statements of Accuro LLC, which appears in the Current Report on Form 8-K/A of MedAssets, Inc. dated August 13, 2008.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

August 13, 2008